Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director – Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Reports Fourth Quarter and Year End 2009 Results

Fourth Quarter 2009 Highlights Include:

•	Quarterly consolidated total revenues of approximately $930 million, an increase of approximately 29% over fourth quarter of 2008

•	Quarterly consolidated Adjusted EBITDA of $251 million, an increase of approximately 29% over fourth quarter of 2008

•	Quarterly Core Market Adjusted EBITDA of $283 million, an increase of approximately 18% over fourth quarter of 2008

•	Quarterly consolidated net income of approximately $33 million, an increase of approximately 127% over fourth quarter of 2008

•	Quarterly consolidated net subscriber additions of 317 thousand

Full Year 2009 Highlights Include:

•	Consolidated total revenues of approximately $3.5 billion, an increase of approximately 27% over 2008

•	Consolidated Adjusted EBITDA of $956 million, an increase of approximately 22% over 2008, and the highest Consolidated Adjusted EBITDA in Company history

•	Core Market Adjusted EBITDA of approximately $1.2 billion, an increase of approximately 29% over 2008

•	Consolidated net income of $177 million, an increase of approximately 18% over 2008

•	Fourth consecutive year of over 1 million consolidated net subscriber additions, including approximately 1.3 million net subscriber additions during 2009

DALLAS (February 25, 2010) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter and year ended December 31, 2009. MetroPCS reported full year 2009 growth in consolidated Adjusted EBITDA and consolidated net income of approximately 22% and 18%, respectively, and finished 2009 with over 6.6 million subscribers.

“We delivered solid net subscriber additions and strong financial results for the quarter in the midst of ongoing U.S. macro-economic weakness and an increasingly competitive environment. For the fourth year in a row, we reported total net subscriber additions of one million or higher; adding approximately 1.3 million net additions in 2009. Our Core Market subscriber base grew in excess of 11% in 2009 and our recently launched Northeast Markets also delivered solid growth,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.

“During the year, as the effects of a weak economy persisted, we also saw increased competition. We trialed various promotions, launched new services and rate plans as well as introduced new a la carte products. With solid full-year subscriber growth and continued profitability, I am pleased to report both our CPU and CPGA for 2009 continued to be among the lowest of any facilities-based wireless carrier.

“We recently announced a significant evolution of our rate plans. With our increased service coverage to over 210 million POPs, we believe our Wireless for All tax-inclusive plans provide the most value to U.S. consumers. With this evolution, the predictability, affordability and flexibility of our service plans is greatly enhanced.

“In 2009 we became the fifth-largest facilities-based wireless carrier in the United States based on number of subscribers. We also launched the New York and Boston metropolitan areas in early 2009 and the results have been positive. We have continued to expand coverage in our Northeast Markets and we further expanded our service coverage in 2009 through the expansion of coverage in existing metropolitan areas as well as by entering into new roaming agreements. We also introduced a ground-breaking international unlimited calling plan which has resulted in significant subscriber interest.

“In September we announced the selection of our vendors to support our initial launch of 4G LTE services and handsets currently anticipated in the second half of 2010. We are very excited about the potential of 4G LTE,” Linquist concluded.

2009 Operational Highlights

•	Approximately 1.3 million consolidated net subscriber additions.

•	Fourth consecutive year of over 1 million consolidated net subscriber additions.

•

Expanded service coverage in existing metropolitan areas and launched service in the following selected metropolitan areas, resulting in a year over year increase in total covered POPs of approximately 28 million:

•	New York City, NY

•	Boston, MA

•	Waco, TX

•	Grand Rapids, MI

•	Texarkana, TX

•	Kalamazoo and Battle Creek, MI

•	Gainesville and Ocala, FL

•	Calhoun, GA

•	Launched the following products and/or services:

•	GroupLINE®

•	Unlimited international calling to over 100 countries and over 1,000 destinations

•	Expanded MetroPCS Unlimited Nationwide® talk/text/web service to include service in over 210 million POPs

•	Announced selection of infrastructure and initial handset vendors for our planned initial launch in certain of our major metropolitan areas in the second half 2010 of 4G LTE Broadband services.

•

MetroPCS selected Ericsson, a world-leading provider of telecommunications equipment and related services to mobile and fixed network operators globally, as our infrastructure vendor for the projected initial launch of our 4G LTE services.

•	MetroPCS selected Samsung Telecommunications America (Samsung Mobile), the number one mobile phone provider in the U.S., to provide the Company’s initial LTE handset.

•

Continued to offer consumers an increasing number of QWERTY handsets and Smartphones. Throughout the year, MetroPCS introduced a number of handsets including: the Blackberry Curve, our first touch-screen Smartphone, the Samsung Finesse, and our first Windows Mobile 6.1 powered handset, the Samsung Code.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Service revenues	$825	$666	$3,130	$2,437
Total revenues	$930	$724	$3,481	$2,751
Income from operations	$130	$99	$535	$468
Net income	$33	$15	$177	$149
Diluted net income per common share	$0.09	$0.04	$0.49	$0.42
Consolidated Adjusted EBITDA(1)	$251	$194	$956	$783
Consolidated Adjusted EBITDA as a percentage of service revenues	30.5%	29.2%	30.5%	32.1%

ARPU(1)	$40.70	$40.52	$40.68	$41.39
CPGA(1)	$138.36	$119.82	$145.79	$127.21
CPU(1)	$18.06	$17.55	$17.23	$18.17
Churn-Average Monthly Rate	5.3%	5.1%	5.5%	4.7%

Consolidated Subscribers
End of Period	6,639,524	5,366,833	6,639,524	5,366,833
Net Additions	317,255	519,519	1,272,691	1,404,047
Penetration of Covered POPs(2)	7.2%	8.3%	7.2%	8.3%

(1)	For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
(2)	Number of covered POPs increased approximately 28 million from 12/31/08 to 12/31/09.

Quarterly Consolidated Results

•	MetroPCS reported consolidated service revenues of approximately $825 million for the fourth quarter, an increase of approximately 24% when compared to the prior year’s fourth quarter.

•

Income from operations increased approximately $31 million, or approximately 31%, for the quarter ended December 31, 2009 as compared to the prior year’s fourth quarter. This was primarily driven by the approximate 24% growth in subscribers over the last twelve months as well as continued cost benefits due to the increasing scale of our business, partially offset by costs associated with our unlimited international calling services and an increase in expenses associated with the ramp up of operations in the Northeast Markets and increased promotional activities in all our metropolitan areas.

•	Net income for the quarter increased $18 million, or 127%, compared to the fourth quarter 2008.

•	Consolidated Adjusted EBITDA of $251 million increased by approximately $57 million, or 29%, when compared to the same period in the previous year.

•

Average revenue per user (ARPU) of $40.70 for the quarter represents an increase of $0.18 when compared to the fourth quarter of 2008 and a decrease of $0.38 when compared to the third quarter of 2009.

•

The Company’s cost per gross addition (CPGA) of $138.36 for the quarter represents an increase of $18.54 when compared to the prior year’s fourth quarter and was primarily driven by the launches of service in the New York and Boston metropolitan areas in early 2009, coupled with increased promotional activities in all our metropolitan areas.

•

Cost per user (CPU) increased to $18.06 in the fourth quarter, or approximately 3%, when compared to the fourth quarter of 2008. The increase in CPU is primarily due to the costs associated with our unlimited international calling service as well as expenses related to the continued ramp up of operations in the Northeast Markets, partially offset by the Company’s continued scaling of the business.

•

Churn increased 20 basis points from 5.1% to 5.3%, when compared to the fourth quarter of 2008. The increase in churn was primarily related to incremental gross additions of approximately 1.3 million customers during the nine months ended September 30, 2009, as compared to the same period in 2008, coupled with churn from increased competition.

Annual Consolidated Results

•

MetroPCS reported consolidated service revenues of approximately $3.1 billion, an increase of approximately 28% over the prior year, which primarily was attributable to approximately 1.3 million net subscriber additions during 2009.

•

Income from operations increased $67 million, or approximately 14%, for the year ended December 31, 2009 as compared to the prior year. This was primarily driven by the approximate 24% growth in subscribers over the last twelve months as well as continued cost benefits due to the increasing scale of our business, partially offset by costs associated with our unlimited international calling services and an increase in expenses associated with the ramp up of operations in the Northeast Markets and increased promotional activities in all our markets.

•	Consolidated Adjusted EBITDA of $956 million increased $173 million, or approximately 22%, when compared to the prior year.

Effective January 1, 2009, the Company implemented a change to the composition of its reportable segments under SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information,” (Accounting Standards Codification 280 “Segment Reporting”). Under this change, the Company now aggregates its thirteen operating segments as follows: the Core Markets include the Atlanta, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, Orlando/Jacksonville, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas and the Northeast Markets include the Boston, New York and Philadelphia metropolitan areas. On June 9, 2009, the Company filed a current report on Form 8-K which reflects the retrospective adjustment of the historical quarterly performance measures presented below.

Core Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Service revenues	$734	$657	$2,895	$2,425
Total revenues	$823	$713	$3,196	$2,735
Income from operations	$206	$156	$854	$620
Adjusted EBITDA	$283	$241	$1,161	$902

Adjusted EBITDA as a percentage of service revenues	38.6%	36.7%	40.1%	37.2%

Subscribers
End of Period	5,860,613	5,262,682	5,860,613	5,262,682
Net Additions	204,828	459,990	597,931	1,299,896
Penetration of Covered POPs	9.0%	8.8%	9.0%	8.8%

Core Markets Quarterly and Annual Results

•

The Core Markets ended the quarter with approximately 5.9 million subscribers and a 9.0% penetration rate, representing an approximately 205 thousand net subscriber additions in the fourth quarter and approximately 598 thousand net subscriber additions since December 31, 2008.

•	The Core Markets generated an additional $77 million in service revenues for the quarter ended December 31, 2009 over the fourth quarter of 2008.

•	For the fourth quarter 2009, income from operations increased approximately $50 million, or approximately 32%, as compared to the fourth quarter of 2008.

•	Income from operations increased $234 million, or approximately 38%, for the year ended December 31, 2009 as compared to the prior year.

•

The Core Markets generated fourth quarter 2009 Adjusted EBITDA of $283 million versus approximately $241 million for the same period a year ago, representing an increase of approximately 18%. Core Market Adjusted EBITDA margins improved from 36.7% in the fourth quarter of 2008 to 38.6% in the fourth quarter of 2009.

•	The Core Markets generated full year 2009 Adjusted EBITDA of approximately $1.2 billion versus $902 million for the full year 2008.

Northeast Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Service revenues	$91	$9	$235	$12
Total revenues	$107	$11	$285	$16
Loss from operations	$(61)	$(52)	$(298)	$(134)
Adjusted EBITDA (Deficit)	$(32)	$(47)	$(205)	$(119)

Subscribers
End of Period	778,911	104,151	778,911	104,151
Net Additions	112,427	59,529	674,760	104,151
Penetration of Covered POPs	2.8%	2.2%	2.8%	2.2%

Northeast Markets Quarterly and Annual Results

•

The Northeast Markets ended the fourth quarter with approximately 779 thousand subscribers and a 2.8% penetration rate, representing approximately 112 thousand net subscriber additions in the fourth quarter and approximately 675 thousand net subscriber additions since December 31, 2008.

•

Service revenues for the year ended December 31, 2009 increased approximately $223 million primarily due to the approximate 675 thousand net subscriber additions that were acquired since December 31, 2008.

•	The Northeast Markets generated an additional $82 million in service revenues for the quarter ended December 31, 2009 over the fourth quarter of 2008.

•	For the fourth quarter of 2009, loss from operations increased approximately $9 million to approximately $61 million as compared to the fourth quarter of 2008.

•	The Northeast Markets generated a fourth quarter 2009 Adjusted EBITDA deficit of $32 million versus an Adjusted EBITDA deficit of approximately $47 million for the same quarter in 2008.

MetroPCS believes that the U.S. economy will continue to experience weakness and there will be increased competition in the wireless market. Due to the uncertainty in the economic and competitive environment and pending the performance of MetroPCS’ current and development of planned marketing and sales initiatives, MetroPCS is not providing financial guidance for fiscal year 2010.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Fourth Quarter and Year End 2009 Earnings Results at 9:00 a.m. (ET) on Thursday, February 25, 2010.

Date:	Thursday, February 25, 2010
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	48254564

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company’s Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on February 25, 2010.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 48254564.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

All registered marks, including but not limited to, Wireless for All, MetroPCS Unlimited Nationwide and GroupLINE, are registered service marks of MetroPCS Wireless, Inc. All rights reserved. All other company and product names mentioned may be the trademarks or registered marks of the respective companies with which they are associated.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served and has access to licenses covering a population of approximately 144 million people in many of the largest metropolitan areas in the United States. As of December 31, 2009, MetroPCS had over 6.6 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements

This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning our launch of 4G in the second half of 2010, the value of our tax-inclusive plans, guidance for 2010, and possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include, but are not limited to:

•	the highly competitive nature of our industry;

•	our and our competitors current and planned promotions, marketing and sales initiatives;

•	our ability to negotiate and maintain acceptable roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•	the rapid technological changes in our industry;

•	the current economic environment in the United States and the state of the capital markets in the United States;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to meet the demands and expectations of our customers, to maintain adequate customer care and manage our churn rate;

•	our ability to achieve planned growth and churn rates;

•	our ability to manage our rapid growth, train additional personnel and maintain our financial and disclosure controls and procedures;

•	our ability to secure the necessary products, services, spectrum, content, and network infrastructure equipment;

•	our ability to respond to technology changes, and to maintain and upgrade our networks and business systems;

•	our deployment of new technologies such as LTE in our networks and its success and our ability to offer new services using such new technology;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation affecting our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	our reliance on third parties to provide distribution, products, software and services that are integral to our business;

•	the performance of our suppliers and other third parties on whom we rely; and

•

other factors described or referenced from time to time in our annual report on Form 10-K, for the year ended December 31, 2009 to be filed on or before March 1, 2010, as well as subsequent quarterly reports on Form 10-Q, or periodic reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC’s website http://www.sec.gov, from the Company’s website at www.metropcs.com under the investor relations tab, or from the Company by contacting the Investor Relations department.

The forward-looking statements and projections speak only as to the date made, are based on current expectations, and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The results for the fourth quarter of 2009 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2009 and 2008

(in thousands, except share and per share information)

	2009	2008
CURRENT ASSETS:
Cash and cash equivalents	$929,381	$697,948
Short-term investments	224,932	3
Inventories, net	147,401	155,955
Accounts receivable (net of allowance for uncollectible accounts of $2,045 and $4,106 at December 31, 2009 and 2008, respectively)	51,536	34,666
Prepaid charges	48,353	56,347
Deferred charges	59,414	49,716
Deferred tax assets	1,948	1,832
Other current assets	28,426	47,417

Total current assets	1,491,391	1,043,884

Property and equipment, net	3,252,213	2,847,751
Restricted cash and investments	15,438	4,575
Long-term investments	6,319	5,986
FCC licenses	2,470,181	2,423,074
Other assets	150,475	96,878

Total assets	$7,386,017	$6,422,148

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$558,366	$568,432
Current maturities of long-term debt	19,326	17,009
Deferred revenue	187,654	151,779
Other current liabilities	32,123	5,136

Total current liabilities	797,469	742,356

Long-term debt, net	3,625,949	3,057,983
Deferred tax liabilities	512,306	389,509
Deferred rents	80,487	56,425
Redeemable minority interest	7,857	6,290
Other long-term liabilities	73,807	135,262

Total liabilities	5,097,875	4,387,825

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at December 31, 2009 and 2008	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 352,711,263 and 350,918,272 shares issued and outstanding at December 31, 2009 and 2008, respectively	35	35
Additional paid-in capital	1,634,754	1,578,972
Retained earnings	664,693	487,849
Accumulated other comprehensive loss	(11,340)	(32,533)

Total stockholders’ equity	2,288,142	2,034,323

Total liabilities and stockholders’ equity	$7,386,017	$6,422,148

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income (Loss)

(in thousands, except share and per share information)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008
REVENUES:
Service revenues	$824,498	$666,028	$3,130,385	$2,437,250
Equipment revenues	105,484	57,606	350,130	314,266

Total revenues	929,982	723,634	3,480,515	2,751,516
OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization expense of $91,516, $61,730, $332,319 and $225,911, shown separately below)	307,456	243,259	1,120,052	857,295
Cost of equipment	232,762	183,864	884,272	704,648
Selling, general and administrative expenses (exclusive of depreciation and amortization expense of $14,242, $7,770, $45,537 and $29,408, shown separately below)	150,539	113,135	567,730	447,582
Depreciation and amortization	105,758	69,500	377,856	255,319
Loss (gain) on disposal of assets	3,645	14,434	(4,683)	18,905

Total operating expenses	800,160	624,192	2,945,227	2,283,749

Income from operations	129,822	99,442	535,288	467,767
OTHER EXPENSE (INCOME):
Interest expense	70,927	43,366	270,285	179,398
Accretion of put option in majority-owned subsidiary	400	321	1,567	1,258
Interest and other income	(749)	(2,752)	(2,629)	(23,170)
Impairment loss on investment securities	560	10,820	2,386	30,857

Total other expense	71,138	51,755	271,609	188,343
Income before provision for income taxes	58,684	47,687	263,679	279,424
Provision for income taxes	(25,559)	(33,113)	(86,835)	(129,986)

Net income	33,125	14,574	176,844	149,438
Accrued dividends on Series D Preferred Stock	—	—	—	—
Accrued dividends on Series E Preferred Stock	—	—	—	—
Accretion on Series D Preferred Stock	—	—	—	—
Accretion on Series E Preferred Stock	—	—	—	—

Net income applicable to common stock	$33,125	$14,574	$176,844	$149,438

Net income	$33,125	$14,574	$176,844	$149,438
Other comprehensive income (loss):
Unrealized gains on available-for-sale securities, net of tax	2,545	32	3,210	830
Unrealized losses on cash flow hedging derivatives, net of tax	(2,512)	(22,574)	(14,710)	(30,438)
Reclassification adjustment for gains on available-for-sale securities included in net income, net of tax	(228)	—	(394)	—
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax	9,310	3,272	33,087	11,544

Comprehensive income (loss)	$42,240	$(4,696)	$198,037	$131,374

Net income per common share:
Net income per common share — basic	$0.10	$0.04	$0.50	$0.43

Net income per common share — diluted	$0.09	$0.04	$0.49	$0.42

Weighted average shares:
Basic	352,392,189	350,342,630	351,898,898	349,395,285

Diluted	353,712,378	355,285,883	355,942,921	355,380,111

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2009 and 2008

(in thousands)

	For the twelve months ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$176,844	$149,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	377,856	255,319
Provision for uncollectible accounts receivable	199	8
Deferred rent expense	24,222	20,646
Cost of abandoned cell sites	8,286	8,592
Stock-based compensation expense	47,783	41,142
Non-cash interest expense	11,309	2,550
(Gain) loss on disposal of assets	(4,683)	18,905
Gain on sale of investments	(644)	—
Impairment loss on investment securities	2,386	30,857
Accretion of asset retirement obligation	5,111	3,542
Accretion of put option in majority-owned subsidiary	1,567	1,258
Deferred income taxes	110,161	124,347
Changes in assets and liabilities, net of impact of acquisitions:
Inventories	8,554	(46,816)
Accounts receivable	(17,056)	(2,865)
Prepaid charges	(8,438)	(15,102)
Deferred charges	(9,698)	(15,081)
Other assets	23,318	(43,556)
Accounts payable and accrued expenses	128,167	(119,166)
Deferred revenue	35,779	31,294
Other liabilities	(21,674)	2,178

Net cash provided by operating activities	899,349	447,490
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(831,674)	(954,612)
Change in prepaid purchases of property and equipment	(33,115)	15,645
Proceeds from sale of property and equipment	5,330	856
Purchase of investments	(486,645)	—
Proceeds from sale and maturity of investments	262,500	37
Change in restricted cash and investments	(15,113)	—
Purchases of and deposits for FCC licenses	(15,517)	(328,519)
Proceeds from exchange of FCC licenses	949	—
Cash used in business acquisitions	—	(25,162)
Microwave relocation costs	(3,669)	(2,520)

Net cash used in investing activities	(1,116,954)	(1,294,275)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	(20,314)	79,353
Proceeds from 9 1/4% Senior Notes Due 2014	492,250	—
Debt issuance costs	(11,925)	—
Repayment of debt	(16,000)	(16,000)
Payments on capital lease obligations	(3,599)	(1,410)
Proceeds from exercise of stock options	8,626	12,582

Net cash provided by financing activities	449,038	74,525

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	231,433	(772,260)
CASH AND CASH EQUIVALENTS, beginning of year	697,948	1,470,208

CASH AND CASH EQUIVALENTS, end of year	$929,381	$697,948

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.

ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. ARPU for the three months and year ended December 31, 2009 includes approximately $5.7 million and $42.9 million, respectively, that would have been recognized as service revenues but were classified as equipment revenues because the consideration received from customers was less than the fair value of the promotionally priced handsets. The following table shows the calculation of ARPU for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$824,498	$666,028	$3,130,385	$2,437,250
Add:
Impact to service revenues of promotional activity	5,721	—	42,931	—
Less:
Pass through charges	(47,785)	(48,220)	(173,099)	(136,801)

Net service revenues	$782,434	$617,808	$3,000,217	$2,300,449

Divided by: Average number of customers	6,407,637	5,082,856	6,145,414	4,631,168

ARPU	$40.70	$40.52	$40.68	$41.39

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers, adjusted for impact to service revenues of promotional activity, are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$80,129	$53,551	$302,275	$212,293
Less: Equipment revenues	(105,484)	(57,606)	(350,130)	(314,266)
Add: Impact to service revenues of promotional activity	5,721	—	42,931	—
Add: Equipment revenue not associated with new customers	48,143	32,318	169,929	149,029
Add: Cost of equipment	232,762	183,864	884,272	704,648
Less: Equipment costs not associated with new customers	(77,270)	(56,215)	(275,793)	(244,311)

Gross addition expenses	$184,001	$155,912	$773,484	$507,393

Divided by: Gross customer additions	1,329,880	1,301,179	5,305,505	3,988,692

CPGA	$138.36	$119.82	$145.79	$127.21

CPU — The Company utilizes CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. The Company believes investors use CPU primarily as a tool to track changes in the Company’s non-selling cash costs over time and to compare the Company’s non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition, divided by the sum of the average monthly number of customers during such period. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$307,456	$243,259	$1,120,052	$857,295
Add: General and administrative expense	70,410	59,584	265,455	235,289
Add: Net loss on equipment transactions unrelated to initial customer acquisition	29,127	23,897	105,864	95,282
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(12,015)	(10,888)	(47,783)	(41,142)
Less: Pass through charges	(47,785)	(48,220)	(173,099)	(136,801)

Total costs used in the calculation of CPU	$347,193	$267,632	$1,270,489	$1,009,923

Divided by: Average number of customers	6,407,637	5,082,856	6,145,414	4,631,168

CPU	$18.06	$17.55	$17.23	$18.17

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. Other wireless carriers may calculate consolidated Adjusted EBITDA differently. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three months and year ended December 31, 2009 and 2008.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$33,125	$14,574	$176,844	$149,438
Adjustments:
Depreciation and amortization	105,758	69,500	377,856	255,319
Loss (gain) on disposal of assets	3,645	14,434	(4,683)	18,905
Stock-based compensation expense (1)	12,015	10,888	47,783	41,142
Interest expense	70,927	43,366	270,285	179,398
Accretion of put option in majority-owned subsidiary (1)	400	321	1,567	1,258
Interest and other income	(749)	(2,752)	(2,629)	(23,170)
Impairment loss on investment securities	560	10,820	2,386	30,857
Provision for income taxes	25,559	33,113	86,835	129,986

Consolidated Adjusted EBITDA	$251,240	$194,264	$956,244	$783,133

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three months and year ended December 31, 2009 and 2008.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Reconciliation of Net Cash Provided by (used in) Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by (used in) operating activities	$119,935	$(80,417)	$899,349	$447,490
Adjustments:
Interest expense	70,927	43,366	270,285	179,398
Non-cash interest expense	(3,133)	(675)	(11,309)	(2,550)
Interest and other income	(749)	(2,752)	(2,629)	(23,170)
(Provision for) recovery of uncollectible accounts receivable	(9)	6	(199)	(8)
Deferred rent expense	(6,457)	(6,378)	(24,222)	(20,646)
Cost of abandoned cell sites	(2,138)	(4,990)	(8,286)	(8,592)
Accretion of asset retirement obligations	(1,395)	(1,298)	(5,111)	(3,542)
Gain on sale and maturity of investments	373	—	644	—
Provision for income taxes	25,559	33,113	86,835	129,986
Deferred income taxes	(25,091)	(30,862)	(110,161)	(124,347)
Changes in working capital	73,418	245,151	(138,952)	209,114

Consolidated Adjusted EBITDA	$251,240	$194,264	$956,244	$783,133

The following table reconciles segment Adjusted EBITDA for the three months and year ended December 31, 2009 and 2008 to consolidated income before provision for income taxes.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Segment Adjusted EBITDA (Deficit):
Core Markets Adjusted EBITDA	$283,258	$240,870	$1,161,485	$901,751
Northeast Markets Adjusted EBITDA Deficit	(32,018)	(46,606)	(205,241)	(118,618)

Total	251,240	194,264	956,244	783,133
Depreciation and amortization	(105,758)	(69,500)	(377,856)	(255,319)
(Loss) gain on disposal of assets	(3,645)	(14,434)	4,683	(18,905)
Stock-based compensation expense	(12,015)	(10,888)	(47,783)	(41,142)
Interest expense	(70,927)	(43,366)	(270,285)	(179,398)
Accretion of put option in majority-owned subsidiary	(400)	(321)	(1,567)	(1,258)
Interest and other income	749	2,752	2,629	23,170
Impairment loss on investment securities	(560)	(10,820)	(2,386)	(30,857)

Consolidated income before provision for income taxes	$58,684	$47,687	$263,679	$279,424